ASSET PURCHASE AGREEMENT


     AGREEMENT, made as of the 15th day of September, 2005, by and between Capital Beverage Corporation, a Delaware corporation with offices located at 700 Columbia Street, Erie Basin, Building # 302, Brooklyn, New York 11231 ("Seller") and Oak Beverages Inc., a New York corporation with offices located at One Flower Lane, Blauvelt, New York 10913 ("Purchaser").

                               W I T N E S S E T H

     WHEREAS, Seller is in the business of marketing, selling and distributing at wholesale certain alcoholic beverage products (the "Distribution Business");

     WHEREAS, Seller desires to sell, and cause to be transferred, assigned and conveyed to Purchaser, and Purchaser desires to accept and purchase, certain distribution rights and related assets of Seller relating to the Distribution Business, subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings and, as the context requires, the singular shall include the plural:

          (a) The term "Applicable Laws" shall have the meaning specified in paragraph 5(g).

          (b) The term "Assumption Notice" shall have the meaning specified in paragraph 7(c)(i).

          (c) The term "Authorizations" shall have the meaning specified in paragraph 5(g).

          (d) The term "Bankruptcy Code" shall have the meaning specified in paragraph 5(r).

          (e) The term "Bottle Bill" means New York Environmental Conservation Law ss.ss.27-1001 et seq. and the regulations promulgated thereunder.

          (f) The term "Breweries" shall have the meaning specified in paragraph 2(b).

          (g) The term "Business Plan" shall have the meaning specified in paragraph 8(a)(i).

          (h) The term "Capital Acquired Assets" shall have the meaning specified in paragraph 2.

          (i) The term "Case Equivalents" means 288 fluid ounces (an amount equivalent to a standard case of 24/12 ounce bottles) whether such Products were in actual case goods or draught form.

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          (j) The term  "Cash  Portion"  shall  have the  meaning  specified  in paragraph 3(a)(iii).

          (k) The term "Closing" shall have the meaning specified in paragraph 10(a).

          (l) The term  "Closing  Date" means the date  specified  in  paragraph
10(a).

          (m) The term "Collective Bargaining Agreement" means the agreement between Soft Drink and Brewery Workers Union Local 812 and Capital Beverage Corp., dated February 1, 2000.

          (n) The term "Competing Bid Notice" shall have the meaning specified in paragraph 8(a)(vi)(B).

          (o) The term "Controlling Shareholders" shall have the meaning specified in paragraph 5(e)(ii).

          (p) The term "Damages" shall have the meaning specified in paragraph 7(a).

          (q) The term "Defense Conditions" shall have the meaning specified in paragraph 7(c)(i).

          (r) The term "Disclosure Schedule" shall have the meaning specified in paragraph 5(a).

          (s) The term "Distribution Business" shall have the meaning specified in the Recitals.

          (t)  The  term  "Distribution   Agreements"  shall  have  the  meaning
specified in paragraph 2(b).

          (u) The term "Environmental Laws" shall have the meaning specified in paragraph 5(k).

          (v) The term "Employee Benefit Plan" shall have the meaning specified in paragraph 5(j).

          (w) The term "Escrow Agent" means Dealy & Silberstein, LLP, as escrow agent.

          (x) The term "Escrow Agreement" shall have the meaning specified in paragraph 3(b).

          (y) The term "Escrow Amount" shall have the meaning specified in paragraph 3(a)(iii).

          (z) The term "Escrow Property" shall mean the total amount held in escrow by the Escrow Agent pursuant to the terms of the Escrow Agreement.


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

          (aa) The term "Exclusive Distribution Rights" shall have the meaning specified in paragraph 2(b).

          (bb) The term "Fiduciary Out" shall have the meaning specified in paragraph 8(a)(vi)(C).

          (cc)  The  term  "Governmental   Authority"  shall  have  the  meaning
specified in paragraph 5(g).

          (dd) The term "Home D Customers" shall have the meaning specified in paragraph 8(a)(iv)(B).

          (ee) The term "Increased Escrow Amount" shall have the meaning specified in paragraph 3(b).

          (ff)  The  term  "Indemnification   Notice"  shall  have  the  meaning
specified in paragraph 7(c).

          (gg) The term "Information Statement" shall have the meaning specified in paragraph 8(a)(viii).

          (hh) The term "Initial Period" shall have the meaning specified in paragraph 8(a)(vi)(B).

          (ii) The term "Insider Secondary Creditors" shall have the meaning specified in paragraph 3(a).

          (jj) The term "Liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or contingent, accrued or unaccrued, known or unknown, choate or inchoate, asserted or unasserted, conditional or unconditional, matured or unmatured, liquidated on unliquidated, secured or unsecured, secondary or other.

          (kk) The term "Lien" means claims, restrictions, charges, set-offs, security interests, interests, Liabilities, adverse claims, defects in title and any other encumbrance, interest or lien.

          (ll) The term "Other Benefit Obligations" shall have the meaning specified in paragraph 5(j).

          (mm) The term "Person" means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, firm, company, limited liability company, estate, unincorporated organization or Governmental Authority.

          (nn) The term "Primary Creditors" shall have the meaning specified in paragraph 8(a)(xiv).

          (oo) The term "Proceeding" shall have the meaning specified in paragraph 3(c)(xv).

          (pp) The term "Products" shall have the meaning specified in paragraph 2(b).

          (qq) The term "Proprietary Rights" means all patents, copyrights, trademarks, service marks, trade names, slogans, and all applications therefor (together with all amendments, improvements and/or enhancements to the foregoing), trade secrets, customer lists, data bases, ideas, know-how, customer contacts and other proprietary rights and information (whether or not registered with any Governmental Authority), based, in whole or in part, or included in or covering or relating to Seller's Distribution Business and the Capital Acquired Assets, or products or services relating thereto, some of the foregoing being more specifically described in Schedule 1(v) of the Disclosure Schedule. Such schedule shall also identify all applicable registration numbers and pending registrations.

          (rr) The term "Purchaser" means Oak Beverages, Inc. ("Oak") and/or its successors and assigns, including, without limitation, any designee appointed by Oak pursuant to paragraph 16(j).

          (ss) The term "Purchase Price" shall have the meaning specified in paragraph 3(a).

          (tt) The term "Related Party Claims" shall have the meaning specified in paragraph 9(c)(iii).

          (uu) The term "Saleable Inventory" shall have the meaning specified in paragraph 4(a).

          (vv) The term "SEC" shall have the meaning specified in paragraph 5(e)(iii).

          (ww) The term "SEC Sign-Off" shall have the meaning specified in paragraph 8(a)(viii).

          (xx) The term "Secondary Creditors" shall have the meaning specified in paragraph 8(a)(xiv).

          (yy) The term "Secondary Creditors Escrow Amount" shall have the meaning specified in paragraph 3(a).

          (zz) The term "Secondary Creditors Release Amount" shall have the meaning specified in paragraph 3(a).

          (aaa) The term "Securities Laws" shall have the meaning specified in paragraph 5(e).

          (bbb) The term "Seller" means Capital Beverage Corporation and its successors and assigns.

          (ccc) The term "Seller Documents" shall have the meaning specified in paragraph 5(b).

          (ddd) The term "Seller Retained Liabilities" shall have the meaning specified in paragraph 3(c).

          (eee)  The  term  "Sub-Distribution   Agreement"  means  that  certain
sub-distribution agreement between Oak and Seller, in a form attached hereto as Exhibit A.

          (fff) The term "Superior Offer" shall have the meaning specified in paragraph 8(a)(vi)(C).

          (ggg) The term "Surrender Letter" shall have the meaning specified in paragraph 8(a)(xii).

          (hhh) The term "Termination Fee" shall have the meaning specified in paragraph 12(c).

          (iii) The term "Territory" shall have the meaning specified in paragraph 2(b).

          (jjj)  The  term  "Undisclosed   Liability"  shall  have  the  meaning
specified in paragraph 9(c)(iii).

          (kkk) The term "Unresolved Pre-Closing Claims" shall have the meaning specified in paragraph 3(b).

          (lll) The term "WARN Act" shall have the meaning specified in paragraph 3(b)(xiii).

     2. Purchase and Sale. (a) Upon the terms and subject to the conditions hereof, at the Closing, Seller shall sell, convey, assign, transfer and set over to Purchaser and Purchaser, in reliance upon Seller's representations and warranties made herein, shall purchase and acquire from Seller on the Closing Date, for the consideration hereinafter set forth, the following assets (collectively, the "Capital Acquired Assets"):

          (i)  Exclusive Distribution Rights;

          (ii) Proprietary Rights;

          (iii) Seller's on-premises and off-premises customer lists; and

          (iv) All point-of sale (P.O.S.) materials.


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

          (b) For purposes of this Agreement, the term "Exclusive Distribution Rights" means the exclusive right, title, interest and claims (i) to purchase directly from the breweries specified on Schedule 2(b) of the Disclosure Schedule (collectively, the "Breweries") certain products marketed, sold, imported or supplied by the Breweries as set forth on Schedule 2(b) of the Disclosure Schedule (collectively, the "Products"), and to market, sell and distribute at wholesale on an exclusive basis, the Products in the territory specified on Schedule 2(b) of the Disclosure Schedule (the "Territory") arising from or related to one or more oral and/or written distribution agreements and any related commercial relationships between Capital on the one hand and each of the Breweries on the other hand (collectively, the "Distribution Agreements") including, without limitation, any right or claim Capital may have against the Breweries or their respective successors and assigns; and (ii) in and to supplier and customer based, intangible assets and related distribution rights derived from marketing, selling, distributing and merchandising the Products in the Territory.

     3.   Purchase Price; Credits; Assumption of Liabilities; Payment.

          (a) In consideration of the sale of the Capital Acquired Assets by Seller to Purchaser pursuant hereto and upon the terms and subject to the conditions hereof, Purchaser shall pay Nine Million Three Hundred Thousand U.S. Dollars ($9,300,000.00) (the "Purchase Price").

          At Closing, the Purchase Price will be reduced by, and Purchaser will receive a credit in, an aggregate amount equal to the sum of: twenty-five cents ($0.25) for each case of Products purchased by Oak and sold by Oak to customers in the Territory pursuant to the Sub-distribution Agreement, plus fifty cents ($0.50) for each case of Products purchased by Oak pursuant to the Sub-distribution Agreement, but not sold to such customers, plus One Dollar ($1.00) for each barrel of Products purchased by Oak pursuant to the Sub-distribution Agreement, and sold by Oak to customers in the Territory, plus Two Dollars ($2.00) for each barrel of Products purchased by Oak pursuant to the Sub-distribution Agreement, but not sold to such customers, all pursuant to the Sub-Distribution Agreement, in accordance with its terms. In addition, at Closing, the Purchase Price will be reduced by, and Oak will receive a credit at Closing in, an amount equal to: (i) to all costs and expenses incurred by Oak on account of Oak's redemption, collection and handling of all of the empty beverage containers of Products under the Bottle Bill due to Capital's failure to do so in accordance with the provisions of the Business Plan; and (ii) the costs and expenses incurred by Oak on account of Oak's redemption, collection and handling of empty beverage containers of Products under the Bottle Bill during the first thirty (30) days after the effective date of the
Sub-Distribution Agreement, but only to the extent such costs and expenses exceed Ten Thousand Dollars (US $10,000.00). The amounts of credits specified in this paragraph 3(a) will be reasonably substantiated by Oak.

          Subject to these credits, and the adjustment set forth in paragraph 3(b) below, the Purchase Price shall be paid as follows:

               (i) by wire transfer to the account of the Escrow Agent as specified by the Escrow Agent, as escrow agent, in the aggregate principal amount necessary to pay and satisfy in full the claims of all the Primary Creditors and Secondary Creditors (each as defined in paragraph 8(a)(xiv)), as


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

determined pursuant to paragraph 8(a)(xiv), less the initial Secondary Creditor Release Amount (as hereinafter defined) made by Purchaser pursuant to paragraph 3(a); and

               (ii) by wire transfer to the account specified by Seller, or by certified or bank check drawn on a New York clearing house bank, payable to the order of Seller, in the aggregate principal amount of Seven Million Eight Hundred Thousand Dollars ($7,800,000.00) minus the amount of credits specified in paragraph 3(a), and the amount wired in the account of the Escrow Agent as specified in paragraph 3(a)(i) (the aggregate amounts payable pursuant to paragraphs 3(a)(i) and 3(a)(ii) are collectively referred to as the "Cash Portion"); and

               (iii) by wire transfer to the account specified on Schedule 3(a)(iii) of the Disclosure Schedule, or by certified or bank check drawn on a New York clearinghouse bank, payable to the order of Escrow Agent, as escrow agent, in the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Escrow Amount").

               Notwithstanding paragraph 3(a)(i), Seller may elect to have a portion of the Purchase Price paid by instructing Purchaser to remit payments directly to any or all Primary Creditors or certain Secondary Creditors (excluding only "Insider Secondary Creditors" (as defined below)), as and for payment and satisfaction in full of the claims of such Primary Creditors and Secondary Creditors. In such event, Seller shall give Purchaser at least three
(3) business days prior written notice setting forth that: (i) it requests Purchaser remit, as part of the Purchase Price, payments toward satisfaction in full of the claims of certain Primary Creditors and Secondary Creditors, (ii) the name and address of such Primary Creditors and Secondary Creditors, (iii) the amounts necessary to satisfy in full the claim of such Primary Creditors and Secondary Creditors, and (iv) payoff letters, final invoices or statements (including account numbers, if applicable) issued by such Primary Creditors and Secondary Creditors, and verified by Seller as to the total outstanding balance due to such Primary Creditors and Secondary Creditors. Purchaser will thereupon bring to the Closing certified or bank checks payable to such Primary Creditors and Secondary Creditors, in the amounts represented by Seller as required to satisfy in full the claim of the Primary Creditors and Secondary Creditors, for which such respective payments are to be made. Promptly after the Closing Date, Seller will submit documentary evidence to Purchaser as proof of satisfaction of the claims of such Primary Creditors and Secondary Creditors, to the reasonable satisfaction of Purchaser. For purposes of this Agreement, an "Insider Secondary Creditor" is a shareholder, officer, director, affiliate, agent or representative of the Seller.

     The Escrow Agent will disburse the amount of funds received pursuant to paragraph 3(a)(i) as follows:

          (A) at the Closing, Escrow Agent shall pay all amounts then due and owing to each of the Primary Creditors as specified on the creditors list as set forth on Schedule 8(a)(xiv) of the Disclosure Schedule (as updated pursuant to paragraph 8(a)(xiv)) (other than the Primary Creditors that were paid at Closing by checks remitted by Purchaser as specified above). Each of Purchaser and Seller will provide Escrow Agent with a joint written instruction to that effect, as more particularly specified in paragraph 10(b)(vii); and

          (B) it is the intention of the parties that the amounts to be held in escrow by the Escrow Agent for the payment and satisfaction of the claims of all


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

of the  Secondary  Creditors,  pursuant to  paragraph  3(a)(i)  (the  "Secondary
Creditors Escrow Amount") be released in twenty-five percent (25%) increments (the "Secondary Creditors Release Amount") to Seller, in trust, solely for the purpose of providing Seller with the ease and flexibility of promptly settling and satisfying in full the claims of all of the Secondary Creditors. Accordingly, and notwithstanding paragraph 3(a)(i), Purchaser will pay at Closing, as part of the Purchase Price, an initial Secondary Creditors Release Amount, directly to Purchaser. After the Closing, and provided Seller presents to Purchaser proof to the reasonable satisfaction of Purchaser of the satisfaction of the claims of the Secondary Creditors for which it received the initial Secondary Creditors Release Amount at Closing, and of the claims of the Secondary Creditors which Purchaser directly paid at Closing, if any, pursuant to Seller's instructions, Purchaser will authorize the Escrow Agent to release the next Secondary Creditors Release Amount to the Seller, in trust, in accordance with the terms of this Agreement. Seller will use such Secondary Creditors Release Amount to pay at least twenty-five percent (25%) of the aggregate  claims  of all the  Secondary  Creditors  as  specified  on  Schedule
8(a)(xiv) of the Disclosure Schedule (as updated pursuant to paragraph 8(a)(xiv)), all subject to and in accordance with the terms and provisions of the Escrow Agreement.

     Upon presentation by Seller to Purchaser of proof to the reasonable satisfaction of Purchaser of: (i) the satisfaction of the claims of the Secondary Creditors paid by Purchaser directly at Closing, if any, and (ii) that not less than fifty percent (50%) of the aggregate claims of Secondary Creditors have been paid and satisfied in full, Purchaser will authorize Escrow Agent to release the next Secondary Creditors Release Amount to the Seller.

     With respect to such next Secondary Creditors Release Amount, Seller shall remit payments toward the satisfaction in full of the claims of such other Secondary Creditors in accordance with the procedures set forth in this paragraph 3(a)(iii)(B). This procedure shall be repeated until the aggregate of all claims of Secondary Creditors have been paid and satisfied in full, as established by proof to the reasonable satisfaction of Purchaser. In any event, all claims of Secondary Creditors shall be paid and satisfied in full within ninety (90) days after the Closing Date. To the extent there are any funds remaining in escrow on account of claims of Secondary Creditors after ninety
(90) days, such funds will be released to Seller upon the earlier of: (i) the presentation to Purchaser of proof to the reasonable satisfaction of Purchaser that the aggregate of all claims of Secondary Creditors have been paid and satisfied in full; or (ii) twelve (12) months after the Closing Date, provided that no claim of any Secondary Creditors has been made, asserted, alleged or instituted against Purchaser for which a portion of the Purchase Price is held in escrow by the Escrow Agent as security for the payment of Secondary Creditors pursuant to paragraph 3(a)(i).

     In the event any Secondary Creditors Release Amount exceeds the amounts expended by Seller to pay and satisfy in full twenty-five percent (25%) of the aggregate claims of all Secondary Creditors for which it has been released, Seller will be entitled to retain the difference thereof.

     (b) In the event that third party claims are asserted, alleged or instituted in writing against Purchaser during the period commencing on the date hereof and ending on the Closing Date arising out of, relating to, or resulting from, Purchaser entering into this Agreement or the Sub-Distribution Agreement


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

or the transactions contemplated thereunder or hereunder, and those claims remain unsatisfied as of the Closing Date (the "Unresolved Pre-Closing Claims"), then the Cash Portion shall be reduced, and the Escrow Amount shall be increased, each by an amount equal to the amount of the Unresolved Pre-Closing Claims (the "Increased Escrow Amount"), provided however, that the Escrow Amount shall not be increased based upon claims asserted against Purchaser that are (i) claims for personal injuries (except product liability claims) resulting from Purchaser's negligence; (ii) labor or employment related claims by Purchaser's employees against Purchaser due to Purchaser's acts or omissions but specifically excluding (among other things) claims relating to acts or omissions of Seller or Seller's employees; or (iii) claims resulting from Purchaser's gross negligence. Seller shall use reasonable best efforts to resolve and satisfy such Unresolved Pre-Closing Claims (which resolution may occur following the Closing Date). Upon prior written notice by Seller to Purchaser and Purchaser's counsel, and upon the prior written consent of Purchaser, Seller shall be permitted to utilize the Increased Escrow Amount but only as follows:
Seller will be permitted to utilize only such portion of the Increased Escrow Amount as is necessary to resolve and satisfy a particular Unresolved Pre-Closing Claim, not to exceed the portion of the Increased Escrow Amount attributable to that particular claim and only to the extent Seller provides Purchaser with reasonable documentation evidencing that such claim is satisfied. Purchaser will give such prior written consent provided that: (x) such amount does not exceed the portion of the Increased Escrow Amount attributable to that particular claim, and (y) the Escrow Agent shall have in its possession, prior to the payment of such funds, a full general release signed by the Unresolved Pre-Closing Claimant releasing all claims against Seller and Purchaser related to the Unresolved Pre-Closing Claim in question, which Escrow Agent will promptly provide to Purchaser. The Escrow Amount will be held and disbursed pursuant to the terms of an escrow agreement between Purchaser, Seller and the Escrow Agent (the "Escrow Agreement"), a form of which is attached hereto as Exhibit B.

          (c) Seller acknowledges and agrees that Purchaser is acquiring the Capital Acquired Assets hereunder without any assumption of any obligations or Liabilities of Seller or the Distribution Business (collectively, "Seller Retained Liabilities") of any kind, whether such Liabilities or obligations relate to payment, performance or otherwise, it being understood that all of the Seller Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed, and/or discharged solely by, the Seller.

     Accordingly, Purchaser shall not be deemed to have assumed, nor shall Purchaser be liable or responsible for, any of the Seller Retained Liabilities. Notwithstanding anything to the contrary contained herein, and without limiting the foregoing, the following shall include, without limitation, "Seller Retained Liabilities" for the purposes of this Agreement:

     (i) any Liability or obligation of the Seller arising under this Agreement;

     (ii) any Liability or obligation arising from any product liability claim in respect of the products sold by Seller prior to the Closing Date;

     (iii) any Liability or obligation for any Taxes, including without limitation (1) any Taxes arising as a result of Seller's operation of the Distribution Business or ownership of the Capital Acquired Assets before the


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Closing  Date,  (2) any  Taxes  that  will  arise as a result of the sale of the
Capital Acquired Assets pursuant to this Agreement, and (3) any liability for deferred Taxes of any nature;

     (iv) all personal property sales and use taxes assessed by any Governmental Authority with respect to Seller's operation of the Distribution Business or ownership of the Capital Acquired Assets to the extent such assessment is allocable to any period prior to and including the Closing Date;

     (v) any cost, damage, expense, Liability, obligation, or other responsibility arising from or under any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the Environmental Laws;

     (vi) all Liabilities and obligations of Seller under the Bottle Bill.

     (vii) any Liability or obligation arising under any written or oral agreement that is not expressly transferred to Purchaser under this Agreement;

     (viii) any Liability or obligation relating to Employee Benefit Plan and Other Benefit Obligations;

     (ix) all Liabilities and obligations of Seller arising under the Collective Bargaining Agreement;

     (x) any Liability or obligation under any employment, severance, retention or termination agreement with any employee of Seller;

     (xi) any Liability or obligation arising out of or related to any employee grievance commenced or relating to periods prior to the Closing Date whether or not the affected employees become employees of Purchaser;

     (xii) all Liabilities and obligations of Seller under the Distribution Agreements;

     (xiii) all Liabilities and obligations of Seller under the Workers Adjustment and Retaining Notification Act, as amended ("WARN Act");

     (xiv) any Liability or obligation to distribute to the shareholders of Seller or otherwise apply all or any part of the consideration received hereunder;

     (xv) any Liability or obligation arising out of any existing action, arbitration, audit, hearing, claim, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator ("Proceeding") whether or not set forth in any exhibit or Schedule delivered to Purchaser, or any Proceeding arising out of, or relating to, any occurrence or event happening before the Closing Date;

     (xvi) any Liability or obligation arising out of or resulting from Seller's non-compliance with any Applicable Laws, including without limitation, Securities Laws, or any order, injunction, judgment, decree, ruling, assessment or arbitration award;

     (xvii) any Liability or obligation based upon acts or omissions of Seller occurring after the Closing Date;

     (xviii) any withdrawal liability resulting from or arising out of the Collective Bargaining Agreement;

     (xix) any early termination costs, expenses, or other Liabilities resulting from or arising out of the withdrawal from the Workers Compensation Group Self-Insurance Plan; and

     (xx) any other Liability or obligation of Seller, including any Liability or obligation directly or indirectly arising out of or relating to the operation of the Distribution Business or ownership of the Capital Acquired Assets prior to the Closing Date, whether contingent or otherwise, fixed or absolute, known or unknown, matured or unmatured, or present, future or otherwise.

          (c) This Agreement does not constitute an assignment of the Distribution Agreements to Purchaser nor a delegation of Seller's duties thereunder. Accordingly, Seller hereby acknowledges and agrees that Purchaser has not assumed, nor shall Purchaser be liable for, any obligations or liabilities arising out of or relating to any of the Distribution Agreements.

          (d) The Capital Acquired Assets shall be transferred, assigned, conveyed and delivered to Purchaser free and clear of any and all Liens.

          (e) The Purchase Price to be paid hereunder for the transfer of the Capital Acquired Assets shall be allocated by Purchaser and Seller as set forth on Schedule 3(e) of the Disclosure Schedule. Purchaser and Seller shall reflect the Capital Acquired Assets upon their respective books and records for tax reporting purposes in accordance with such schedule and shall file all tax returns in accordance with and based upon such schedule. Purchaser and Seller shall not take a position that is inconsistent with such schedule in any proceeding or investigations before any court, arbitrator or Governmental Agency.

     4.   Purchase of Inventory from Seller; Assumption of Open Orders.

          (a) Within ten (10) days following the Closing Date, Purchaser shall purchase from Seller and Seller shall sell to Purchaser all of Seller's Saleable Inventory of Products. The purchase price for Saleable Inventory is Seller's "laid in cost" for the respective Products. "Saleable Inventory" means undamaged Products (including, without limitation, packaging) that are within 90 days of the respective Brewers' currently published date code criteria and applicable freshness policies. Saleable Inventory will be delivered f.o.b. Seller's Brooklyn plant, loaded onto Purchaser's trucks, at which time Purchaser will pay Seller for same as it is delivered. Saleable Inventory will be delivered to

Purchaser free from any and all Liens. All payments for Saleable Inventory will be made by company check. "Laid in cost" means the price paid by Seller for the Products in question for delivery at the applicable f.o.b. shipping points plus freight charges incurred by Seller in transporting the Products from such delivery point to its warehouse plus all state or local taxes paid by Seller with respect to the purchase of such Product. Saleable Inventory will be reasonably determined by Purchaser pursuant to a physical inventory to be performed by Purchaser and Seller after business hours on a date mutually agreed upon by them.

          (b) As of the Closing Date, Seller shall assign to Purchaser, at Purchaser's option, all of Seller's outstanding purchase orders for Products not yet delivered by the respective Brewer; Purchaser will pay such assigned invoices when due.

     5. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that:

          (a) Corporate Existence and Rights. Seller is a corporation validly organized, duly existing and in good standing under the laws of the jurisdiction of its incorporation and as a foreign corporation in each jurisdiction where the conduct of Seller's Distribution Business requires Seller to be so qualified, all of which jurisdictions are listed on Schedule 5(a) of the disclosure schedule (the "Disclosure Schedule"). Seller has the power and authority and the legal right to own and operate its Distribution Business, to own the Capital Acquired Assets and to lease the property it operates and to conduct the business in which it is currently engaged. Seller does not currently have any subsidiaries nor does it have any interest in any other Person not disclosed on
Schedule 5(a) of the Disclosure Schedule.

          (b) Corporate Power, Authorization and Enforceable Obligations. Seller has the power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action duly authorizing the execution and delivery of this Agreement and the transactions contemplated hereunder, assuming that the Controlling Shareholders execute and deliver the consents specified in paragraph 8(a)(vii), and subject to the Seller's compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended. Assuming that the Controlling Shareholders execute and deliver the consents specified in paragraph 8(a)(vii), and subject to the Seller's compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended, all shareholder action will be taken to duly authorize the execution and delivery of this Agreement and the transactions contemplated hereunder. This Agreement, including the Disclosure Schedule have been, and the other documents, instruments and certificates required to be delivered by Seller pursuant to paragraph 10(b) hereof (collectively, the "Seller Documents") will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Seller Documents when executed and delivered will constitute, a legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms.

          (c) Validity of Contemplated Transactions, etc. Except as otherwise expressly set forth on Schedule 5(c) of the Disclosure Schedule, the execution and delivery and performance of this Agreement and the Seller Documents by

Seller, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of or filing with any other Person under (i) any Applicable Laws to which Seller is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Authority which is applicable to Seller, (iii) the articles of incorporation, charter documents or by-laws of Seller or any securities issued by Seller, or (iv) any mortgage, indenture, agreement, contract, commitment, lease or other instrument, document, agreement or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the Capital Acquired Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. Except as otherwise expressly set forth on Schedule 5(c) of the Disclosure Schedule, no authorization, approval or consent of, and no registration or filing with or other act in respect of, any other Person is required in connection with the execution, delivery or performance of this Agreement or the Seller Documents by Seller or the consummation of the transactions contemplated hereby and thereby. The execution, and delivery and performance of this Agreement or the Seller Documents by Seller and the Controlling Shareholders do not and will not result in or require the creation or imposition of any Lien on the Capital Acquired Assets or any portion thereof.

          (d) No Interest In Other Entities; No Third Party Options. Except for interests in Persons described in Schedule 5(d) of the Disclosure Schedule, no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Capital Acquired Assets. As of the date of this Agreement there are no, and as of the Closing Date, there will be no existing agreements, contacts, options, commitments or rights with, of or to any Person to acquire any of the Capital Acquired Assets or rights included in such assets or any interest therein. Purchaser will not incur any liability, cost or expense in connection with the consummation of the transactions contemplated by this Agreement to any third party with whom Seller or its agents or representatives have had discussions or negotiations regarding the sale, transfer, assignment or disposition of all or a portion of the Capital Acquired Assets or the Distribution Business.

          (e) Capitalization. (i) The authorized capital stock of the Seller (the "Capital Stock") consist of Twenty Million (20,000,000) shares of common stock, with a par value of $0.001 per share, of which 3,792,045 shares are issued and outstanding, and One Million (1,000,000) shares of preferred stock, with a par value of $0.01 per share, of which none are issued and outstanding. Except as set forth in Schedule 5(e) of the Disclosure Schedule, there are no outstanding subscriptions, options, convertible security rights (pre-emptive or otherwise), warrants, calls or agreements relating to any shares of Capital Stock. Except as set forth in Schedule 5(e) of the Disclosure Schedule, and other than the Capital Stock, no other equity or other security of the Seller is issued and outstanding. No legend or other reference to any purported Lien or transfer restrictions appear upon any certificate representing the stock or any of the other capital stock of the Seller. The stock has been duly authorized and validly issued, is fully paid and non-assessable, was not issued in violation of the terms of any agreement binding on the Seller and was issued in compliance with the Seller's certificate of incorporation and by-laws. Except as otherwise set forth in Schedule 5(e) of the Disclosure Schedule, there are no agreements relating to the issuance, sale or transfer of any capital stock or other securities of the Seller including, without limitation, subscriptions, options, warrants, calls, commitments, debentures or any other rights of any character to purchase, convert into or otherwise acquire any shares of capital stock or other securities of the Seller. None of the outstanding Capital Stock of the Seller was issued in violation of the Securities Act of 1933, as amended, and any other applicable federal or state securities laws and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"). The Seller does not own, nor does it have any agreement to acquire, any capital stock or other securities, or any direct or indirect equity or other interest in or to, any other Person or business.

               (ii) Carmine Stella, Anthony Stella, Alex Matrisciani, Michael Matrisciani, Daniel Matrisciani and Monty Matrisciani (collectively, the "Controlling Shareholders") are the record and beneficial owners of 50.1% of all of the issued and outstanding Capital Stock of the Seller, free and clear of all Liens. Provided the Controlling Shareholders vote in favor of consummating the transactions contemplated hereby, Seller is not and will not be required, under any circumstances, to solicit proxies from its remaining shareholders in order to execute and perform this Agreement and consummate the transactions contemplated hereby. Instead, Seller will only be required to file an Information Statement in order to obtain requisite shareholder approval of this Agreement and the transactions contemplated hereunder.

               (iii) The filing and distribution of the Information Statement, without initiating a proxy solicitation process, is sufficient to obtain the requisite stockholder approval to execute and deliver this Agreement and to consummate the transactions contemplated hereunder, and is in accordance with the Securities Laws, the regulations of the U.S. Securities and Exchange Commission (the "SEC"), and the laws of the State of Delaware.

               (iv) In connection with the filing and distribution of the Information Statement, Seller acknowledges and agrees that Purchaser has no obligation to furnish any (A) financial information concerning Purchaser or any of its shareholders, or (B) any information which Purchaser, in good faith, believes could put Purchaser at a competitive disadvantage. Purchaser will have no liability for failing to provide such information, and Purchaser will have the right to terminate this Agreement pursuant to paragraph 12(a)(x) in the event the SEC requests or requires Purchaser to furnish such information.

          (f) Title to Properties. Condition of Tangible Assets. Except as set forth in Schedule 5(f) of the Disclosure Schedule, Seller is the sole and exclusive legal and beneficial owner of the Capital Acquired Assets and has and will transfer to Purchaser at the Closing, good, valid and marketable title in and to such assets, free and clear of any and all Liens. The asset sale contemplated hereby will, on the Closing Date, vest in Purchaser all right, title, and interest in and to the Capital Acquired Assets, free and clear of any and all Liens created by, or imposed upon, Seller or any of its assets.

          (g) Compliance With Laws. Except as otherwise specified in Schedule 5(g) of the Disclosure Schedule: (i) as of the date of this Agreement, Seller is, and as of the Closing Date will be, in full compliance with all federal, state and local laws, rules, regulations and ordinances (collectively, "Applicable Laws") that are or were applicable to it or to the conduct or operation of the Distribution Business or the ownership or use of any of the Capital Acquired Assets including, without limitation, the Securities Laws and

Environmental Laws; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Applicable Law, or (B) may give rise to any obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; (iii) the Seller has not received any notice or other communication (whether oral or written) from any applicable federal, state and local governmental, public, or quasi public authorities, bodies, officials and agencies (hereinafter collectively referred to as a "Governmental Authority") or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Laws, or (B) any actual, alleged, possible, or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iv) Seller has obtained and holds all necessary licenses, permits and other consents, authorizations and approvals (assuming the Controlling Shareholders vote in favor of the transactions contemplated under this Agreement as specified in paragraph 8(a)(vii)) (collectively,
"Authorizations") which are necessary to (A) execute this Agreement and consummate the transactions contemplated hereby, and (B) conduct the Distribution Business as now and previously conducted or to own the Capital Acquired Assets. A list of Authorizations are specified on Schedule 5(g) of the Disclosure Schedule. Seller is not in default nor has it received any notices of any claim or default with respect to such Authorizations. All of such Authorizations are renewable by their terms or in the ordinary course of business.

          (h) INTENTIONALLY OMITTED

          (i) Labor Matters. Except for the Collective Bargaining Agreement, Seller is not a party to any other collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller. Seller has complied in all respects to Applicable Laws relating to employment, equal employment opportunity, non-discrimination, immigration, wages, hours, benefits, collective bargaining, payment of Social Security and similar taxes, occupational  safety  and  health  and  plant  closings.  Except as set forth in
Schedule 5(i) of the Disclosure Schedule, Seller is not liable for the payment of any compensatory damages, taxes, fines, penalties, or other amounts, however, designated, for failure to comply with any of the foregoing Applicable Laws. Except as set forth in Schedule 5(i) of the Disclosure Schedule, there has not been, there is not presently pending or existing, and there is not threatened,
(a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Seller relating to the alleged violation of any Applicable Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, organizational activity, or other labor or employment dispute against or affecting Seller or its premises, or (c) any application for certification of a collective bargaining agent. Except as set forth in Schedule 5(i) of the Disclosure Schedule, no event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute. There is no lock-out of any employees by Seller, and no such action is contemplated by Seller.

     Except as set forth in Schedule 5(i) of the Disclosure Schedule, the Collective Bargaining Agreement: (i) is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms; (ii) Seller is, and to the best of Seller's knowledge after due inquiry all other parties thereto are, in compliance with the provisions thereof; (iii) Seller is, and to the best of Seller's knowledge, each of the other parties to such agreements are in compliance with their respective obligations thereunder and Seller is not, and to the best of Seller's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, to the best of Seller's knowledge, and except as set forth in Schedule 5(i) of the Disclosure Schedule, the Collective Bargaining Agreement does not contain any contractual requirement with which there is a reasonable likelihood that Seller will be unable to comply. Seller has delivered a true and correct copy of the Collective Bargaining Agreement and the Collective Bargaining Agreement has not been assigned, modified, supplemented or amended except as expressly specified on
Schedule 5(i) of the Disclosure Schedule.

          (j) Employee  Benefit Plans and  Arrangements.  Except as set forth on
Schedule 5(j) of the Disclosure Schedule, there are no Employee Benefit Plans (as defined below) or Other Benefit Obligations (as defined below) of which Seller is or was a Plan Sponsor, or to which Seller contributes or has contributed, or in which Seller otherwise participates or maintains or has participated or maintained or under which Seller has any Liability or obligation.

          For purposes hereof, the term "Employee Benefit Plan" has the meaning specified in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall include, without limitation, all qualified and non-qualified plans under Section 401(a) of the IRC and all pension plans within the meaning of ERISA ss. 3(3), together with pension plans that are subject to Title IV of ERISA, 29 U.S.C. ss.1301 et seq. The term "Employee Benefit Plan" shall also be deemed to include multi-employer plans within the meaning specified in ERISA ss. 3(37)A and voluntary employees' beneficiary associations under IRC ss. 501(c)(9). The term "Plan Sponsor" has the meaning specified in ERISA ss. 3(16)(B). The term "Other Benefit Obligations" means all obligations, arrangements, employee stock-option or profit sharing plans, health care plans or benefits, policies or customary practices, whether or not in writing or legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, or any beneficiary, dependent or assignee of any of them, other than obligations, arrangements and practices that are Employee Benefit Plans. "Other Benefit Obligations" include, without limitation, consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, incentive, bonus and deferred compensation policies, vacation and holiday policies and fringe benefits within the meaning of IRC ss. 132.

          (k) Certain Contingencies. No Governmental Authority has notified Seller with respect to Seller's Distribution Business or the Capital Acquired Assets, nor, to the best of Seller's knowledge after due inquiry, has any Governmental Authority during the preceding five (5) years taken any steps to investigate or inquire about Seller, the Distribution Business or the Capital Acquired Assets, other than on account of routine inspections which did nor result in any notice of violations.

          Except as specified in Schedule 5(k) of the Disclosure Schedule, Seller does not, nor has it ever, generated, transported, stored, disposed of or treated hazardous wastes or substances within the meaning of Environmental Laws. There has been no release or, to the knowledge of the Seller, any threat of release, of any such hazardous materials, waste or substances at or from any facilities of Seller or from or by any other properties and assets (whether real, personal, or mixed) in which the Seller has or had an interest, or to the knowledge of Seller, any geologically or hydrologically adjoining property. Seller does not know of, and has never received any notice of, any potential liability of Seller or the Distribution Business under the Applicable Laws concerning environmental related issues and Liabilities, including without limitation, Comprehensive Environmental Response, Compensations and Liability Act of 1980, as amended, or any comparable law, rule, ordinance or regulation, or any other Applicable Laws concerning hazardous wastes or substances (collectively, "Environmental Laws").

          (l) Litigation. Except for matters specified in Schedule 5(l) of the Disclosure Schedule, there are no legal actions, suits, governmental proceedings or investigations pending or, to the best of Seller's knowledge, threatened against or affecting Seller, Seller's Distribution Business or the Capital Acquired Assets, and neither Seller nor the Capital Acquired Assets are subject to any order, writ, injunction, judgment, decree or award of any court, arbitrator or Governmental Authority. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree, permit or award of any court, arbitrator or Governmental Authority which may adversely affect the transactions contemplated hereby.

          (m) Taxes. As of the date hereof and on the Closing Date, all federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, capital gains tax, value-added tax, estate tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the Liabilities of Seller for Taxes for the periods, property or events covered thereby. Except as set forth in Schedule 5(m) of the Disclosure Schedule, all Taxes, including without limitation those which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid. The accruals for Taxes are adequate to cover the tax Liabilities of Seller with respect to the Distribution Business as of the date hereof. Except as set forth in Schedule 5(m) of the Disclosure Schedule, Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against Seller or any of its assets or properties. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. Except as set forth in Schedule 5(m) of the Disclosure Schedule, there are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Seller. Except as set forth in Schedule 5(m) of the Disclosure Schedule, Seller has no knowledge of any basis for any additional assessment of any Taxes. Except as set forth in

Schedule 5(m) of the Disclosure Schedule, Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Seller. Seller will also pay before the Closing Date all sales and use taxes and all other Taxes then due and owing arising out of the operation of the Distribution Business for all periods prior to the Closing Date.

     (n) Brokers and Finders. No Person has been authorized by Seller, or by anyone acting on behalf of Seller, to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such a manner as to give rise to any valid claim against Purchaser or Seller for any broker's or finder's fee or commission or similar type of compensation.

     (o) Distribution Rights. Except as set forth in the Sub-Distribution Agreement, Seller has not sold, transferred, conveyed, assigned or set over any of its right, title and interest in and to the Exclusive Distribution Rights, or any portion thereof, to any Person. Except as set forth in the Sub-Distribution Agreement, to Seller's knowledge, no Person other than Seller has any right, title, interest, encumbrance or claim in or to the Exclusive Distribution Rights. Except as set forth in the Sub-Distribution Agreement, and in Schedule 5(o) of the Disclosure Schedule, Seller holds the Exclusive Distribution Rights and the Saleable Inventory free and clear of any Liens. Except as set forth in the Sub-Distribution Agreement, Seller is not an agent of any of the Brewers, has not appointed any sub-distributors and has not delegated any of its duties in connection with the performance of its obligations under any of the Distribution Agreements or in connection with the Exclusive Distribution Rights. Seller is not a party to nor, to the best of its knowledge, threatened with, any Proceeding related to the Exclusive Distribution Rights.

     (p) Products. During the consecutive 12 calendar month period ending April 30, 2005, Seller distributed and sold at least 1,500,000 Case Equivalents of Products in the Territory and, to the best of Seller's knowledge, those cases were consumed within the Territory and not transshipped outside of the Territory in any material respect. To the best of Seller's knowledge, all Products located on the premises of Seller's customers comply with each respective Brewer's currently published date code criteria and applicable freshness policies;

     (q) Customer Reports. The information to be contained in the customer reports it is providing to Purchaser pursuant to paragraph 10(b) of this Agreement is true, complete and accurate in all material respects.

     (r) Bankruptcy. Based upon the present financial condition of the Seller and the reasonably foreseeable financial condition of the Seller between the date hereof and the Closing Date, Seller presently does not intend to, and, in the absence of a material change in Seller's financial condition will not take any action to, commence an action or proceeding or take advantage of or file under any federal or state insolvency statutes including, without limitation, the United States Bankruptcy Code, seeking to have an order of relief entered with respect to it, or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or other relief with respect to its debts, or make a general assignment for the benefit of creditors, or consent to the appointment of a receiver, liquidator, or similar official of all or substantially all of its assets. In the event of a material change in Seller's financial condition which results in the filing of a voluntary petition under Title 11 of the United States Code (the "Bankruptcy

Code"), Seller agrees that within twenty (20) days of such filing, it will either file a motion under ss.363 of the Bankruptcy Code seeking bankruptcy court approval of this Agreement and the ancillary agreements related hereto, to sell the Capital Acquired Assets as contemplated hereby, or it will file a Plan of Reorganization under ss.1121 of the Bankruptcy Code which provides for the sale of the Capital Acquired Assets pursuant to the terms of this Agreement.

     (s) Accuracy of Information. No information contained in the Disclosure Schedule or Seller Documents contains any untrue statement of material fact or omits any material fact necessary to make the statements therein not false or misleading.

     6. Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller:

     (a) Corporate Existence and Rights. Purchaser is a corporation validly organized, duly existing and in good standing under the laws of the jurisdiction of its incorporation and as a foreign corporation in each jurisdiction where the conduct of its business requires Purchaser to be so qualified. Purchaser has the power and authority and the legal right to own and operate its business, to lease the property it operates and to conduct the business in which it is currently engaged.

     (b) Corporate Power, Authorization and Enforceable Obligations. Purchaser has the power, authority and legal right to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby and has taken all necessary corporate and shareholder action to duly authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been, and the other documents, instruments and certificates required to be delivered by Purchaser pursuant to paragraph 10(c) (collectively, the "Purchaser Documents") will be, duly executed and delivered on behalf of Purchaser by duly authorized officers of Purchaser, and this Agreement constitutes, and the Purchaser Documents when executed and delivered will constitute, a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with their respective terms.

     (c) Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement, and the Purchaser Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under (i) any Applicable Laws to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Authority which is applicable to Purchaser, (iii) the certificate of incorporation, charter documents or by-laws of Purchaser or any securities issued by Purchaser, or (iv) any mortgage, indenture, agreement, contract, commitment, lease or other instrument, document, agreement or understanding, oral or written, to which

Purchaser is a party, by which Purchaser may have rights or by which any of its assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Purchaser thereunder. No authorization, approval or consent of, and no registration or Bankruptcy Case with or other act in respect of, any other Person is required in connection with the execution, delivery or performance of this Agreement and the Purchaser Documents by Purchaser or the consummation of the transactions contemplated hereby and thereby.

     (d) Brokers and Finders. No Person has been authorized by Purchaser, or by anyone acting on behalf of Purchaser, to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such a manner as to give rise to any valid claim against Seller or Purchaser for any broker's or finder's fee or commission or similar type of compensation.

     (e) Financial Ability. The Purchaser currently has, and will have, sufficient liquid assets to fund the Purchase Price at Closing.

     7. Indemnifications. (a) From and after the Closing Date, Purchaser hereby agrees to indemnify, protect, reimburse and hold harmless Seller and Seller's shareholders, officers, directors, successors and assigns, and each of them (hereinafter collectively referred to as the "Seller Group"), from and against any and all Liabilities, damages, losses, obligations, penalties, claims, actions, litigations, Proceedings, demands, defenses, judgments, suits, costs, disbursements and expenses, including, but not limited to, reasonable attorneys' fees and expenses, or diminution of value, whether or not involving a third party claim (hereinafter collectively referred to as the "Damages") of whatsoever kind and nature, imposed upon, incurred by or asserted or awarded against any of the Seller Group directly or indirectly arising out of, relating to or resulting from (i) Purchaser's breach of any agreement, covenant, term, condition or provisions contained herein or Purchaser's failure to perform any agreements, covenant, term, condition or provision on its part to be performed, or (ii) Purchaser's misrepresentation or breach of any representation or warranty made by Purchaser hereunder as if such representation or warranty were made both on the date hereof and as of the Closing Date, or any material misstatement or omission in any certificate or schedule delivered or caused to be delivered by Purchaser pursuant to or in furtherance of the transactions contemplated hereby.

     (b) From and after the Closing Date, subject to the threshold set forth in paragraph 7(f) below, Seller hereby agrees to indemnify, protect, reimburse and hold harmless Purchaser and Purchaser's shareholders, officers, directors, successors and assigns, and each of them (hereinafter collectively referred to as the "Purchaser Group") from and against any and all Damages of whatsoever kind and nature, imposed upon, incurred by or asserted or awarded against any of the Purchaser Group directly or indirectly arising out of, relating to or resulting from (i) any Liabilities or obligations of Seller including, without limitation, the Seller Retained Liabilities; (ii) Seller's breach of any agreement, covenant, term, condition or provision contained herein or Seller's failure to perform any agreement, covenant, term, condition or provision on its part to be performed hereunder; (iii) Seller's misrepresentation or breach of any representation or warranty made by Seller hereunder as if such representation or warranty were made both on the date hereof and as of the Closing Date, or any misstatement or omission in any certificate, schedule, application, exhibit, the Disclosure Schedule or any other document delivered or caused to be delivered by Seller pursuant to or in furtherance of the transactions contemplated hereby; (iv) Seller's breach of paragraph 8(a)(vii); or (v) Damages to Purchaser caused by Seller's stockholders.

     (c) A party making a claim for indemnification hereunder (hereinafter referred to as the "Indemnified Party"), shall give the other party (hereinafter referred to as the "Indemnifying Party") written notice of such claim within a reasonable time from the actual discovery of same (the "Indemnification Notice"); provided, however, that the failure to give such notice will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates actual prejudice as a result thereof. Any such Indemnification Notice shall be accompanied by a copy of documents which have been served upon the Indemnified Party, if any.

     (i) With respect to claims for indemnification relating to an action, claim, demand or Proceeding of a third party, the Indemnifying Party shall, subject to the rights of or duties to any insurer, reinsurer or other Person having liability therefor, have the option to assume, at the Indemnifying Party's sole cost and expense, the control of the defense of any legal proceedings, including employment of counsel reasonably satisfactory to the Indemnified Party, provided each of the following conditions are satisfied
(collectively, the "Defense Conditions"): (A) the Indemnifying Party gives written notice thereof to the Indemnified Party no later than twenty (20) days from the date of receipt of the Indemnification Notice (the "Assumption Notice"); (B) the Indemnifying Party is not also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate; (C) the Indemnified Party determines in good faith that joint representation would not be inappropriate due to a conflict of interest; (D) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have sufficient financial resources to defend against the claims raised in the Proceeding and fulfill its indemnification obligations hereunder; (E) the claim involves only money damages and does not seek an injunction or other equitable relief (however, if the claim seeks equitable relief, the Indemnified Party will control, at its option, the defense of the Proceeding at the Indemnified Party's cost), and (F) the Indemnifying Party conducts the defense of such claim actively and diligently. If the Indemnifying Party shall have exercised its right to assume control and established its right to do so, the Indemnified Party may, in its sole discretion and at its sole cost and expense, employ counsel to represent it in addition to counsel employed by the Indemnifying Party. If the Indemnifying Party exercises its right to assume control, it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope and subject to indemnification. The Indemnified Party shall cooperate with the Indemnifying Party assuming control of legal proceedings and shall make available all pertinent information under the control of the Indemnified Party as to such legal proceedings and shall make appropriate personnel reasonably available for discovery and trial. In addition, in no event will Purchaser be entitled to indemnification of any Damages incurred by it in excess of the Purchase Price.

     In the event that the Indemnifying Party shall exercise its right to undertake control of the defense of any such legal proceedings, such Indemnifying Party may only compromise or settle such legal proceeding on behalf of and for the account of the Indemnified Party after it obtains the prior written consent of the Indemnified Party; provided, however, that if the Indemnifying Party shall receive an offer of a settlement or compromise from the other parties in the applicable legal proceedings at a particular monetary amount excluding Seller Creditors (as defined below), or obtain a commitment from such parties that they would accept a compromise or settlement at such monetary amount if offered, and such settlement or compromise requires only the payment of such amount, the granting of an appropriate release or similar accommodation, and no other relief, and there is (i) no finding or admission of any violation of any Applicable Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party; (ii) the offer of settlement or compromise would not violate the restrictions and qualifications set forth in paragraph 3(b) concerning use of the Increased Escrow Amount; and that (iii) settlement of such claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party and the Indemnified Party refuses to consent thereto and elects to continue the legal proceedings, then the Damages of the Indemnified Party which are the subject of the applicable legal proceedings to which the settlement or compromise relates shall be deemed to be limited to that amount of Damages which the Indemnified Party would have had if such compromise or settlement had been effected. For purposes hereof, the term "Seller Creditors" means any third party asserting a claim against Purchaser relating to Seller Retained Liabilities. In the event that the Indemnifying Party does not exercise its option to assume control of any such action or proceeding, then the Indemnifying Party shall nevertheless be obliged to indemnify the Indemnified Party pursuant to the provisions hereof, and shall promptly pay all Damages as incurred by the Indemnified Party.

     In the event any of the Defense Conditions is or becomes unsatisfied,  then
(i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to such claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonable attorneys' fees and expenses) in accordance with paragraph 7(d), and (iii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by such claim; and

     (ii) Any claim for indemnification with respect to any matter not related to a third party claim may be asserted by Indemnification Notice. The claim specified in such notice shall be deemed valid and the Indemnified Party shall be entitled to indemnification hereunder on account of such claim unless within twenty (20) days of the Indemnifying Party's receipt of the Indemnification Notice, the Indemnifying Party gives notice to the Indemnified Party that it disputes the validity of such claim. In such event the dispute will be settled in accordance with the provisions of paragraph 16(g) hereof.

     (d) Any and all amounts due for indemnity hereunder shall be promptly paid, in lawful money of the United States of America, as Damages are incurred, and in any event within thirty (30) days after written demand therefor. Payments shall be made in accordance with the reasonable instructions of the Indemnified Party.

     (e) The Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against the Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that, in addition to any other method of service of process available under applicable law, process may also be served on the Indemnifying Party for any such Proceeding in accordance with paragraph 16(a).

     (f) Notwithstanding the foregoing, Purchaser may not assert any claim for indemnification by Seller until the aggregate of all claims exceeds $20,000.00, and thereupon, Seller's obligations for indemnification of Purchaser will be in full force and effect for all Damages. In addition, in no event will Purchaser be entitled to indemnification of any Damages incurred by it in excess of the Purchase Price.

     (g) The representations, warranties and covenants made by each of the Purchaser and the Seller shall survive the Closing Date until the eighteen month anniversary thereof, except for claims for indemnity made by either Seller or Purchaser due to a breach of any of the representations, warranties and covenants occurring during such eighteen (18) month period, which will survive. The remedies available under this Section 7 are the exclusive remedies available to a party as a result of a breach of this Agreement.

     (h) The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants, or obligations made under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     (i) The Escrow Amount shall first be used to satisfy claims by Purchaser for indemnification under this Section, before the other assets of Seller are used for such purpose, subject to the following: (i) the provisions of paragraph 7 of this Agreement, (ii) to the extent the Escrow Amount is available, (iii) provided the assets of Seller or its Distribution Business are not dissipated, and (iv) Purchaser does not deem itself to be insecure. The Indemnifying Party shall not reduce the Escrow Amount, the Increased Escrow Amount, or any other amounts held in escrow pursuant to this Agreement, as payment for legal fees and expenses incurred by it in assuming the defense of the Indemnified Party under this paragraph 7.

     8. Agreements Pending Closing.

     (a) Agreements of Seller Pending the Closing. Seller covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by
Purchaser:

     (i) Maintenance of Physical Assets. Seller shall continue and maintain and service the tangible assets used in the conduct of the Distribution Business in the manner set forth in the business plan mutually agreed to in writing by Seller and Purchaser and as set forth on Schedule 8(a)(i) of the Disclosure Schedule (the "Business Plan").

     (ii) Compliance with Laws, etc. Seller shall comply with all Applicable Laws applicable to the Distribution Business, the noncompliance of which would reasonably be expected to materially and adversely effect the Distribution Business or the Capital Acquired Assets.

     (iii) Update Schedules. Seller shall periodically disclose to Purchaser in writing any information contained in its representations and warranties or the Disclosure Schedule which, because of an event occurring after the date hereof is incomplete or is no longer correct as all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the schedules hereto, unless Purchaser shall have consented thereto in writing.

     (iv) Proprietary Rights. Seller shall not transfer, license, dispose of or permit to lapse any Proprietary Rights or any rights thereto or to disclose the Proprietary Rights to any Person.

     (v) Conduct of Business. (A) Seller will operate its business in accordance with, and subject to, the Business Plan concerning the distribution of Products including, without limitation, the following:

     (i) use reasonable best efforts to preserve existing shelf space and location for Products on the premises of Seller's customers; and

     (ii) use reasonable best efforts to preserve existing draught lines on the premises of Seller's customers.

          (B) Seller will use its reasonable best efforts to promote and distribute Products to customers within the Territory in accordance with the Business Plan. Seller will not sell Products to Home D Customers in excess of volumes customarily purchased by such customers for like time intervals, except as contemplated by the Business Plan. The term "Home D Customers" means the holder of a class C or CO license under New York Alcoholic Beverage Control Law permitting the holder to sell beer both at wholesale and retail.

          (C) Except as contemplated by the Business Plan, Seller shall use its best efforts to preserve the goodwill of Seller's respective customers, suppliers, employees and others having relations with Seller.

          (D) Seller shall conduct its business in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cause all of the conditions to the obligations of Seller under this Agreement to be timely satisfied.

     (vi) Sale of Distribution Business or Assets; Negotiations. Subject to the fiduciary duties of the Board of Directors of Seller set forth in paragraph 8(a)(vi)(B) and (C) below, (A) Neither Seller nor its directors, officers, Controlling Shareholders, shareholders, employees, representatives or agents shall: (a) directly or indirectly solicit or encourage inquiries or offers from, or initiate negotiations or discussions with, any Person other than Purchaser with respect to any acquisition of all or a portion of Seller, the Distribution Business or the Capital Acquired Assets (other than the sale of inventory in the ordinary course of business); (b) enter into any agreement with any Person other than Purchaser with respect to any acquisition of all or a portion of Seller, the Distribution Business or the Capital Acquired Assets (other than the sale of inventory in the ordinary course of business); or (c) afford access to the books, records or properties of Seller to any other Person that may be considering acquiring all or a portion of seller, the Distribution Business or the Capital Acquired Assets (other than the sale of inventory in the ordinary course of business).

          (B) If at any time during the time period beginning on the date of the execution of this Agreement and ending on the initial filing of the Information Statement with the SEC (the "Initial Period"), a third party makes an unsolicited offer to the Seller to purchase all or a portion of the Seller, the Distribution Business or the Capital Acquired Assets at a price greater than the Purchase Price, then Seller may engage in discussions or negotiations with such third party during such time period only, provided it gives Purchaser written notice of Seller's intention to have such discussions or negotiations prior to doing so (the "Competing Bid Notice").

          (C) However, if at any time following the Initial Period, the board of directors of Seller determines that Seller's compliance with the restrictions set forth in paragraph 8(a)(vi)(A) would cause a breach of the fiduciary duties owed by such directors in their capacity as directors due to the receipt of a Superior Offer, and such determination is based on a written opinion of Seller's counsel to the effect that the board must, as a matter of fiduciary duty, consider the Superior Offer, then Seller will be permitted to receive, consider and negotiate offers received from third parties after the Initial Period for the sale of the Distribution Business or the Capital Acquired Assets and to provide such third parties with access to relevant books and records of Seller (the "Fiduciary Out"). For purposes hereof, the term "Superior Offer" means a bona fide offer of a third party to purchase all or a portion of the Seller, the Distribution Business or the Capital Acquired Assets from Seller at a price higher than the Purchase Price and upon the same or more favorable as the terms contained in this Agreement.

     (vii) Controlling Shareholders' Vote. Contemporaneously with the execution and delivery of this Agreement, Seller shall deliver a written consent signed by each of the Controlling Shareholders representing, and which will consist of, a majority vote of all of the then issued and outstanding shares of capital stock of the Seller, in favor of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder. Such consents shall be sufficient to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby without the need to initiate a proxy solicitation process.

     (viii) Information Statement. With respect to the execution and performance of this Agreement and the consummation of the transactions contemplated hereby, Seller will (A) comply with all Applicable Laws including, without limitation, Securities Laws and the regulations of the SEC (except where such inability is due to Purchaser's refusal to provide requested information in connection with the Information Statement); (B) file an Information Statement on Schedule 14C with the SEC (the "Information Statement") as promptly as practicable after the execution and delivery of this Agreement; (C) comply with any and all requests, directives, comments and inquiries made by the SEC in order to facilitate the expiration of all applicable waiting periods thereto, including using all reasonable efforts to follow-up with the SEC in order to obtain the SEC Sign-Off (as defined below); (D) promptly distribute to its stockholders the Information Statement pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended following notification to Seller, that the SEC no longer has any comments or concerns regarding the Information Statement (the "SEC Sign-Off");
(E) not initiate a proxy solicitation process to obtain the consent of shareholders (other than the Controlling Shareholders); and (F) not require Purchaser to provide any (x) financial information concerning Purchaser or any of its shareholders, or (y) any information which Purchaser, in good faith, believes could put Purchaser at a competitive disadvantage, in support or in furtherance of the filing of the Information Statement, other than the terms of this Agreement. Seller further agrees that prior to filing the Information Statement with the SEC pursuant to paragraph 8(a)(viii)(B) above, it will first provide Purchaser with a copy thereof, for its review and comments, if any.

     (ix) Price List. On the Closing Date, Seller agrees to deliver to Purchaser Seller's current 2005 price list for the Products, which shall contain the current and complete Product price structure for each of its customers, including all rebates, discounts and promotions for the consecutive twelve (12) month period ending April 30, 2005.

     (x) Customer List. On the Closing Date, Seller shall deliver to Purchaser a list(s) of its currently active on-premise and off-premise customers for Products in the Territory (for resale at retail or at wholesale and including customers which Seller reasonably believes resell the Products to locations outside the Territory); the list(s) will be in a form reasonably acceptable to Purchaser and will reflect the purchase history (by customer and package) of these customers for the consecutive twelve (12) month period ending April 30, 2005, as well as identifying the business name, address, New York license number, the owner and/or manager or buyer (if known), the date and amounts of Seller's last Products' sale to each customer and appropriate billing and redemption history information under New York Environmental Conservation Law ss.ss. 27-1001 et. seq.

     (xi) Payment for Products. Concurrent with the Closing, Seller agrees it shall forthwith reconcile and pay any outstanding amounts owed to each Brewer for Products sold and delivered to it, including deposits for cooperage and kegs, net of verifiable amounts due to it from each respective Brewer for promotional, incentive and merchandising programs and for container, keg and other deposits.

     (xii) Brewer Approvals. Seller will use its best efforts to assist Purchaser in obtaining the written approval from the Brewers of Purchaser as a distributor of Brewer's Products in the Territory. In this regard, Seller will, on or before Closing: (A) pay all amounts which are due and outstanding to Pabst, (B) provide Pabst with a fully executed copy of this Agreement, and (C) will execute and deliver a letter of voluntary surrender of all of the Products and the Exclusive Distribution Rights (as to the Products) in the Territory in the form attached hereto as Exhibit C (the "Surrender Letter").

     (xiii) Pension Expense Calculation. Immediately following the execution and delivery of this Agreement, Seller shall engage a qualified consultant to calculate the expenses and any related liabilities associated with Seller's pension plan, collective bargaining agreement and any other withdrawal liabilities which may arise or accrue as a result of the execution of this Agreement and the transactions contemplated hereunder.

     (xiv) Creditors List. A list of Seller's creditors prepared by Seller is set forth in Schedule 8(a)(xiv) of the Disclosure Schedule . Seller hereby represents and warrants that this list identifies all creditors of Seller and the Distribution Business and the amounts indicated as being owed for each creditor is the total amount of Liability owed by Seller to such creditors. Within five (5) days prior to Closing, Seller shall deliver (i) payoff letters issued by the Primary Creditors and the Secondary Creditors which Seller will instruct Purchaser to pay directly at Closing, pursuant to paragraph 3(a). Such payoff letters will indicate the total Liabilities owed by Seller to such creditors as of the Closing Date; and (ii) an updated list of creditors so that the list accurately reflects all creditors of Seller and the total amount of Liabilities owed by Seller to each of the creditors. This updated creditors list will be accompanied by a sworn verification executed by the president of Seller verifying the foregoing. The updated creditors list will be subject to the review of Purchaser's auditors and, if the Liabilities to a particular creditor cannot be readily ascertained, Seller's auditors shall set a reasonable estimate to the Liabilities owed by Seller to such creditor, which will be reflected on the updated Schedule 8(a)(xiv) of the Disclosure Schedule. At or prior to Closing, Seller will pay and satisfy in full all of the creditors identified as "Primary Creditors" on Schedule 8(a)(xiv) of the Disclosure Schedule (the "Primary Creditors"), to the reasonable satisfaction of Purchaser in accordance with paragraph 3(a). Any Primary Creditors whose claims have not been paid and satisfied in full by the Closing Date, will be paid and satisfied in full on the Closing Date by Escrow Agent in accordance with paragraph 3(a). Seller will pay and satisfy in full all of its remaining creditors specified in Schedule 8(a)(xiv) of the Disclosure Schedule (the "Secondary Creditors") within ninety
(90) days after the Closing Date in accordance with the procedures specified in paragraph 3(a)(iii)(B) and the provisions of the Escrow Agreement.

     (xv) Landlord Acknowledgement. Seller will obtain a release issued by the Landlord in favor of Seller of any Liabilities arising under, resulting from or in connection with, the lease between Erie Basin Marine Associates, as Landlord, and Prospect Beverages Inc., as tenant, for the lease of the property known as 700 Columbia Street, Erie Basin, Buildings #300 and 302, Brooklyn, New York (the "Lease"), and will deliver a copy of such release to Purchaser at the Closing.

     (xvi) Third Party Claims. In the event that third party claims are asserted, alleged or instituted against Purchaser after the date hereof arising out of, relating to, or resulting from, Purchaser entering into this Agreement or the Sub-Distribution Agreement or the transactions contemplated hereunder or thereunder (excluding claims asserted against Purchaser that are (i) claims for personal injuries (excluding product liability claims) resulting from Purchaser's negligence; (ii) labor or employment related claims by Purchaser's employees against Purchaser due to Purchaser's acts or omissions and specifically excluding claims relating to acts or omissions of Seller or Seller's employees; or (iii) claims resulting from Purchaser's gross negligence), Seller will pay and satisfy in full all such claims, and will submit documentary evidence to Purchaser as proof thereof, to the reasonable satisfaction of the Purchaser, within sixty (60) days after the Closing Date.

     (xvii) Business Plan. Commencing on the date hereof and continuing thereafter until the termination of the Sub-Distribution Agreement, Seller will comply with all of its obligations under the Business Plan.

     (xviii) Indemnification. In the event Purchaser indemnifies Escrow Agent in an amount in excess of fifty percent (50%) of the aggregate of Purchaser's and Seller's indemnification obligations to the Escrow Agent pursuant to paragraph 8 of the Escrow Agreement, Seller will reimburse and pay to Purchaser such excess amount promptly after such excess amount is incurred by Purchaser.

     (xix) Credits. In the event this Agreement is terminated by either party for any reason, Seller shall promptly pay to Purchaser all of the credits specified in paragraph 3(a).

     (xx) Bankruptcy. Based upon the present financial condition of the Seller and the reasonably foreseeable financial condition of the Seller between the date hereof and the Closing Date, Seller presently does not intend to, and, in the absence of a material change in Seller's financial condition will not take any action to, commence an action or proceeding or take advantage of or file under any federal or state insolvency statutes including, without limitation, the United States Bankruptcy Code, seeking to have an order of relief entered with respect to it, or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or other relief with respect to its debts, or make a general assignment for the benefit of creditors, or consent to the appointment of a receiver, liquidator, or similar official of all or substantially all of its assets. In the event of a material change in Seller's financial condition which results in the filing of a voluntary petition under Title 11 of the United States Code (the "Bankruptcy Code"), Seller agrees that within twenty (20) days of such filing, it will either file a motion under ss.363 of the Bankruptcy Code seeking bankruptcy court approval of this Agreement and the ancillary agreements related hereto, to sell the Capital Acquired Assets as contemplated hereby, or it will file a Plan of Reorganization under ss.1121 of the Bankruptcy Code which provides for the sale of the Capital Acquired Assets pursuant to the terms of this Agreement.

     (b) Sub-Distribution Agreement. On the date hereof, Purchaser and Seller shall execute and deliver to each other the Sub-Distribution Agreement in the form as set forth in Schedule A. Subject to the terms of this Agreement, the Sub-Distribution Agreement will become effective upon the initial filing of the Information Statement with the SEC pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended. In this regard, Seller hereby acknowledges that: (i) it has scaled back its business and operations, including the marketing, selling and distribution of the Products of its own free will; (ii) it has requested Oak to act as Seller's sub-distributor of the Products in the Territory pursuant to the terms of the Sub-Distribution Agreement; (iii) Oak has indicated that it does not want to act as Seller's sub-distributor; and (iv) pursuant to the request of Seller, and despite the reluctance of Oak, Oak has nevertheless agreed to be sub-distributor pursuant to the terms of the Sub-Distribution Agreement as a financial accommodation to Seller in order to assist Seller to maintain its relationships with its suppliers, pending the consummation of the transactions contemplated hereunder.

     9. Conditions Precedent to Closing.

     (a) Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

     (i) Purchaser shall have received (A) the written approval of this Agreement and the transactions contemplated hereby by each of the Brewers; and
(B) a letter issued by the Brewers and addressed to Purchaser which appoints Purchaser as the distributor on an exclusive basis for all Products for the Territory and the trade accounts located therein;

     (ii) In the event the consent specified in paragraph 9(a)(i) is subject to the execution of a distribution agreement between any of the Brewers and Purchaser, then the negotiation, execution and delivery of such agreement by and between each such respective Brewer and Purchaser, all in form and substance reasonably satisfactory to Purchaser and its counsel, and, in the case of Pabst, on terms substantially similar to Oak's existing distribution agreement with Pabst;

     (iii) The representations and warranties of Seller contained in this Agreement, the Disclosure Schedule and in any schedule, certificate or document delivered by Seller to Purchaser pursuant to the provisions hereof shall have been true and accurate on the date hereof, or when made, without regard to any schedule updates furnished by Seller after the date hereof and shall be true and accurate on the Closing Date with the same effect as though such representations and warranties were made as of such date, except where such inaccuracy results in Damages to Purchaser not to exceed Twenty Thousand Dollars ($20,000.00) in the aggregate;

     (iv) Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the date specified; if no date is specified, then prior to or at the Closing;

     (v) Purchaser shall have received a certificate from Seller dated the Closing Date, certifying that the conditions specified in paragraphs (iii) and
(iv) hereof and the covenants set forth in paragraph 8(a) have been fulfilled;

     (vi) Except as expressly set forth in the Business Plan, the Distribution Business and Capital Acquired Assets shall not have been and shall not be threatened to be materially adversely affected in any way including, without limitation, Seller's liabilities exceeding the Purchase Price, as a result of any event or occurrence;

     (vii) Seller shall have complied with all applicable rules and regulations of the SEC with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

     (viii) Seller shall have delivered to Purchaser all of the items set forth in paragraph 10(b).

     (b) Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent or waiver thereof by Seller:

     (i) The representations and warranties of Purchaser contained in this Agreement, the Disclosure Schedule or in any list, certificate or document delivered by Purchaser to Seller pursuant to the provisions hereof shall be true and accurate in all material respects on the date hereof, or when made, without regard to any schedule updates furnished by Purchaser after the date hereof and shall be true and accurate in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date;

     (ii) Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing; and

     (iii) Seller shall have received a certificate from Purchaser dated the Closing Date certifying that the conditions specified in Paragraphs (i) and (ii) hereof have been fulfilled.

     (c) Conditions Precedent to Each Party's Obligations. The respective obligations of each of the Seller and the Purchaser under this Agreement are subject to the fulfillment or satisfaction prior to or at the Closing of each of the following conditions, any one or more of which may be waived by them, to the extent permitted by law:

     (i) Information Statement. All applicable waiting periods with respect to the filing and the distribution of the Information Statement required to be filed and distributed by Seller shall have passed.

     (ii) Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any Governmental Entity to restrain, modify or prevent the carrying out of the transactions contemplated hereby; no preliminary or permanent injunction issued by any court of competent jurisdiction preventing the consummation of the Closing.

     (iii) The amount of Unresolved Pre-Closing Claims that constitute Undisclosed Liabilities does not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) and provided Purchaser does not insist on maintaining an Increased Escrow Amount in excess of One Million Five Hundred Thousand Dollars ($1,500,000.00) for Undisclosed Liabilities. For purposes hereof, "Undisclosed Liabilities" are those Liabilities of Seller (excluding Liabilities for Taxes, labor matters (including, without limitation, withdrawal liability) and claims by any of the shareholders, officers, directors, agents or employees of the Seller (collectively, "Related Party Claims")) not disclosed on any of Seller's financial statements, the Disclosure Schedule, publicly filed reports or the lists of creditors set forth on Schedule 8(a)(xiv).


     10. The Closing. (a) Subject to paragraph 12, the Closing of the assets sale contemplated hereby shall take place at the offices of Ettelman & Hochheiser, P.C., 100 Quentin Roosevelt Blvd., Suite 401, Garden City, New York 11530 on the date that is the later of five (5) business days following (i) Purchaser's receipt of (x) the written approval of all Brewers to this Agreement and the transactions contemplated hereunder, and the letters issued by all the Brewers appointing Purchaser as the exclusive distributor of Products in the Territory, pursuant to paragraph 9(a)(i) or (y) fully executed distribution agreements pursuant to paragraph 9(a)(ii), if applicable, or (ii) the Effective Date of the Information Statement; or (iii) at such other time and location as the parties shall mutually agree. Such closing is hereinafter referred to as the "Closing" and the date of the Closing is hereinafter referred to as the "Closing Date". Subject to the provisions of paragraph 12, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this paragraph 10(a), will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

     (b) Seller agrees to deliver, or cause to be delivered, the following to Purchaser on the Closing Date:

     (i) such bills of sale with covenants of warranty, assignments, endorsements, consents, permits, approvals, authorizations and other good and sufficient instruments and documents of conveyance, transfer and consent in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Capital Acquired Assets;

     (ii) a certificate from the secretary of Seller certifying that attached to such certificate are all requisite resolutions of Seller's board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder;

     (iii) all of the agreements, contracts, commitments, manuals, training materials and guidebooks, price books and price lists, on-premises and off-premises customer lists and subscriber lists, supplier lists, sales records, files, correspondence, legal opinions, rulings issued by Governmental Authorities, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Capital Acquired Assets;

     (iv) Seller's current 2005 price list for the Products, as specified in paragraph 8(a)(x);

     (v) a copy of the Escrow Agreement signed by Seller;

     (vi) an updated list of all of the creditors of Seller and the Distribution Business and the total amounts of Liabilities owed by Seller to each such respective creditor; payoff letters issued by the Primary Creditors and the Secondary Creditors which Seller will instruct Purchaser to pay directly at Closing, pursuant to paragraph 3(a). Such payoff letters will indicate the total Liabilities owed by Seller to such creditors as of the Closing Date; and the sworn verification of Seller verifying the foregoing, all in accordance with paragraph 8(a)(xiv); and

     (vii) written instructions signed by Seller authorizing the Escrow Agent to pay all amounts then due and owing to each of the Primary Creditors, pursuant to paragraph 3(a)(iii)(A).

     Simultaneously with Seller's delivery of the aforementioned, Seller shall take all action as may be required to duly and effectively deliver and place Purchaser in actual possession and operating control of the Capital Acquired Assets; provided, however, that nothing contained herein shall be deemed to require Seller to deliver possession of the Capital Acquired Assets at a location other than Seller's current business premises.

     (c) Purchaser agrees to deliver, or cause to be delivered, the following on the Closing Date:

     (i) the Cash Portion pursuant to paragraph 3(a)(i) hereof;

     (ii) the Escrow Amount, pursuant to paragraph 3(a)(ii);

     (iii) a certificate from the secretary of Purchaser certifying that attached to such certificate are all requisite resolutions of Purchaser's board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder;

     (iv) a copy of the Escrow Agreement signed by Purchaser; and

     (v) written instructions signed by Purchaser authorizing the Escrow Agent to pay all amounts then due and owing to each of the Primary Creditors, pursuant to paragraph 3(a)(iii)(A).

     11. Post Closing Matters. (a) Seller, from time to time after the Closing, at Purchaser's request, and at Purchaser's expense, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other agreements, documents, certificates and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Capital Acquired Assets or to enable Purchaser to fully obtain the practical realization of the benefits, utilization and value of the Capital Acquired Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party to evidence and confirm the intended purposes of this Agreement, including, without limitation, (i) executing documentation needed in order to assist Purchaser in obtaining any copyrights or patents relating to the Capital Acquired Assets to the extent available, if at all; and (ii) filing all instruments of assignment with the applicable Government Authority for the purpose of assigning the Proprietary Rights to Purchaser of record.

     (b) Each of the Controlling Shareholders and Seller, for themselves and their respective heirs, executors, successors and assigns, or affiliates or related entities (collectively the "Restricted Parties"), agrees that (i) after the Closing Date, none of the Restricted Parties will act as, or represent himself or itself as, an authorized distributor of the Products in the Territory or any portion thereof; and (ii) after the Closing Date, none of the Restricted Parties will directly or indirectly engage in wholesale transactions in the Products which it knows, or has reason to know, are to be resold in the Territory.

     (c) Seller shall not disclose or use any confidential information pertaining to the Distribution Business or the Capital Acquired Assets without prior written consent of Purchaser except to the extent (i) the information is then in the public domain by acts not attributable to Seller, (ii) the information is hereafter received by Seller from a third party source on an unrestricted basis or (iii) Seller is required to disclose such information under Applicable Law or under court or governmental order; provided, however, that Seller shall provide Purchaser with prior notice of such disclosure and a reasonable opportunity to seek a protective order with respect thereto. In the event that such protective order is not obtained or that Purchaser waives compliance with the provisions hereof, Seller agrees to determine, together with Purchaser, what disclosure of such information shall be the minimum required to satisfy Seller's legal duties, and the furnish only the minimum portion legally required.

     12. Termination. (a) Subject to paragraph 12(c), this Agreement shall terminate and neither party shall have any further obligations hereunder upon the happening of any of the following events (each, a "Termination Event"):

     (i) the mutual written consent of Purchaser and Seller;

     (ii) by Purchaser, at its option, by written notice to Seller, if there has been a material violation or breach of any of Seller's covenants, representations, warranties or agreements made herein (without giving effect to any supplement to the Disclosure Schedule); in order to be considered "material", the violation or breach results in Damages to the Purchaser of Twenty Thousand Dollars ($20,000.00) or greater;

     (iii) by Seller, at its option, by written notice to Purchaser, if there has been a material violation or breach of any of Purchaser's covenants, or agreements made herein or if any material representation or warranty of Purchaser made herein shall be breached in any material respect or shall prove to be materially inaccurate or misleading;

     (iv) by Seller, (1) if, during the Initial Period, Seller has discussions or negotiations with a third party pursuant to paragraph 8(a)(vi)(B) and Seller determines that it is necessary to terminate this Agreement and pursue such discussions and negotiations in order to discharge their fiduciary duties, or
(2) if, after the Initial Period, its board of directors duly exercises its Fiduciary Out, receives an opinion letter of counsel and accepts a Superior Offer as stated in paragraph 8(a)(vi)(C);

     (v) by Purchaser, at its option, if any of the conditions in paragraph 9(a) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date;

     (vi) by Seller, at its option, if any of the conditions in paragraph 9(b) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

     (vii) by either Seller or Purchaser, if the Closing does not occur (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date that is 90 days after the date of execution of this Agreement, or such later date as the parties may mutually agree upon in writing;

     (viii) INTENTIONALLY OMITTED;

     (ix) by Purchaser, (1) at any time following the receipt of a Competing Bid Notice plus seven (7) days, so long as Seller has not ceased discussions with the party that gave rise to such termination right within such seven (7) day notice period (if Seller has ceased discussions, at any time during such seven
(7) day period, Seller will provide to Purchaser a written letter to that effect, certified by the President or Chief Executive Officer of Seller), or (2) if Seller or any of its officers, directors, shareholders, employees, agents or representatives engages in any of the activities specified in paragraph 8(a)(vi) as a result of its Fiduciary Out, irrespective of whether Seller accepts a Superior Offer;

     (x) by Purchaser, if, in connection with the Information Statement, Purchaser is required to provide (A) any financial information regarding Purchaser or any of its shareholders, or (B) any information in which Purchaser, in good faith, believes could put Purchaser at a competitive disadvantage; and

     (xi) by Seller, if Purchaser refuses to provide the information specified in paragraph 12(a)(x) and the SEC is unwilling to provide the SEC Sign-Off without such information.

     (b) The parties agree that, except in the case of a termination by reason of the material breach of a covenant, condition or representation, and except as set forth in subparagraph (c) hereof, neither party can be held liable for expenses incurred or opportunities foregone by the other in reliance on this Agreement in the event of a termination pursuant to the terms hereof.

     (c) If this Agreement is terminated by the Seller pursuant to the provisions of paragraph 12(a)(iv) or by Purchaser pursuant to the provisions of paragraph 12(a)(ix), the Seller shall immediately upon the termination of this Agreement, pay to Purchaser by wire transfer of immediately available funds an amount equal to One Million Dollars ($1,000,000.00)(the "Termination Fee"), payable as follows: (i) Two Hundred Fifty Thousand Dollars ($250,000.00) payable immediately; and (ii) Seven Hundred Fifty Thousand Dollars ($750,000.00) payable upon the closing of the Superior Offer. Subject to Purchaser's receipt of the payment in full of the fees set forth in this paragraph 12(c), Purchaser shall execute and deliver to Seller a release, which specifically excludes and preserves Purchaser's rights for indemnification by Seller under the Sub-Distribution Agreement.

     (d) Each party's right of termination under paragraph 12(a) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to paragraph 12(a), all further obligations of the parties under this Agreement will terminate, except that the obligations in paragraphs 8(a)(xix) and 11(c) will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     13. Survival. Notwithstanding anything to the contrary contained herein, all representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the Seller's Documents to be delivered pursuant to paragraph 10(b), and any other certificate or document to be delivered pursuant to this Agreement shall survive the Closing of this Agreement for a period of eighteen (18) months.

     In the event a party gives notice to the other party of the assertion of a claim arising out of a provision of this Agreement prior to the expiration of the applicable survival period pertaining to such provision, such provision shall survive with respect to that claim until the final settlement or judicial resolution (after exhausting all appeals) of such claim.

     14. Benefits of Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, heirs, legal representatives and assigns.

     15. Further Assurances. Each of the parties hereto shall do such further acts and things and execute and deliver such agreements, instruments and documents as may reasonably be requested by the other party for the purpose of consummating the transactions contemplated hereby.

     16. Miscellaneous.

     (a) Notices. All notices permitted, required or provided for by this Agreement shall be made in writing, and shall be deemed adequately delivered if delivered by hand or by a nationally recognized overnight courier service that regularly maintains records of its pick ups and deliveries, to the parties at their respective addresses set forth below or to any other address designated by a party hereto by written notice of such address change:

                                          To Seller:

                                          Carmine N. Stella
                                          700 Columbia Street
                                          Erie Basin, Building #302
                                          Brooklyn, New York 11231

                                          With a copy to:
                                          --------------

                                          William J. Dealy, Esq.
                                          Dealy & Silberstein, LLP
                                          225 Broadway
                                          New York, New York 10007

                                          To Purchaser:

                                          Debra Boening, President
                                          Oak Beverages Inc.
                                          One Flower Lane
                                          Blauvelt, New York 10913

                                          With a copy to:
                                          --------------

                                          Keith B. Hochheiser, Esq.
                                          Ettelman & Hochheiser, P.C.
                                          100 Quentin Roosevelt Blvd., Suite 401
                                          Garden City, New York 11530

     Notices shall be deemed given as of the date of delivery to the overnight courier service or to the recipient if delivered by hand, and received one day after delivery to the overnight courier service or when actually received if delivered by hand.

     (b) Modification or Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by the party or parties against whom enforcement is sought.

     (c) Third Party Beneficiaries. Except for their proper successors and assigns, the parties hereto intend that no third party shall have any rights or claims by reason of this Agreement, nor shall any party have any rights or claims against any third party.

     (d) Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     (e) Invalidity of Provision. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Further, to the extent that any term or provision hereof is deemed invalid, void or otherwise unenforceable, but may be made enforceable by amendment thereto, the parties agree that such amendment may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any such jurisdiction in which enforcement is sought.

     (f) Event on Non-Business Days. Whenever any action is to be taken or any event is to occur, other than the giving of notice for which separate provision is made above, under or pursuant to this Agreement, on any Saturday, Sunday or a public holiday under the laws of the place of performance of such action, such action shall be taken and such event shall occur on the next succeeding business day.

     (g) Governing Law Disputes. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to the conflicts or choice of law provisions thereof. Any dispute arising under this Agreement shall be settled in any court of competent jurisdiction located in the state of New York, County of New York, and to the extent not otherwise subject to the jurisdiction of such courts both parties agree to waive any objection to such jurisdiction and agree to subject themselves to the jurisdiction of such court. Each of the parties further agrees that service of process for any such action may be made by certified mail, return receipt requested in addition to any other method of service permitted by applicable law.

     (h) Waiver of Breach. Any waiver of any of the provisions of this Agreement, or of any inaccuracy in or non-fulfillment of any of the representations, warranties or obligations hereunder or contemplated hereby, shall not be effective unless made in writing and signed by the party against whom the enforcement of any such waiver is sought. A waiver given in any case shall only apply with respect to that particular act, omission or breach, and shall not be effective as to any further or subsequent act, omission or breach, regardless of whether they be of the same or similar nature.

     (i) Counterparts/Faxes. This Agreement may be executed by fax and in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     (j) Assignment. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, except that Oak may assign its rights and delegate its duties under this Agreement to its wholly-owned designee, and in such event, Oak shall remain obligated under the terms and conditions of this Agreement.

     (k) Entire Agreement. (i) This Agreement, the Disclosure Schedules, schedules and exhibits hereto set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, understandings, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any related or unrelated third party.

     (ii) All exhibits, schedules and the Disclosure Schedules attached hereto, and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as those set forth herein, and all references herein to the terms "this Agreement", "hereunder", "herein", "hereby" or "hereto" shall be deemed to refer to this Agreement and to all such writings. Disclosure of a specific item in any Schedule shall be deemed to only apply to the specific section of paragraph 5 to which such disclosure specifically relates except where (i) there is an explicit cross-reference in the Disclosure Schedule to another section of the Disclosure Schedule, and (ii) Purchaser could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

     (l) Publicity. So long as this Agreement is in effect, prior to making a press release or other public statement with respect to the transactions contemplated by this Agreement, any party (a "Releasing Party") will consult with the other party (the "Receiving Party") and provide such other party with a draft of such press release, except as may otherwise be required by law or stock exchange regulations.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by a duly authorized officer, all on the day and year first above written.

                          CAPITAL BEVERAGE CORPORATION

                          By:    /s/ Carmine Stella
                                 -------------------------------------
                          Name:  Carmine Stella
                          Title: President and Chief Executive Officer

                          OAK BEVERAGES INC.

                          By:    /s/ Debra Boening
                                 -------------------------------------
                          Name:  Debra Boening
                          Title: President

                                    EXHIBIT A

                       Form of Sub-Distribution Agreement

                                    EXHIBIT B

                            Form of Escrow Agreement

                                    EXHIBIT C

                                Surrender Letter